EXHIBIT 10.2

                             CHARMING SHOPPES, INC.
                  2003 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

                        Restricted Share Units Agreement


         Agreement (the "Agreement"), dated as of __________, 200__ (the "Grant Date") between Charming Shoppes, Inc. (the "Company") and _____________________ ("Participant").

         The Company hereby confirms the grant, under the Section 6(b) of its 2003 Non-Employee Directors Compensation Plan (the "Plan"), on the Grant Date, of Restricted Share Units ("RSUs"). The RSUs are subject to the terms and conditions of the Plan and the provisions of this Agreement, including the Terms and Conditions of RSUs which are included as part of this Agreement.

         Subject to the terms and conditions of the Plan and this Agreement, each RSU represents the right to receive one Share of the Company's Common Stock at the vesting date specified under the Plan or, if the Participant so elects by completing the "Election Form -- For Deferral of Restricted Stock Units", at a later deferred settlement date. RSUs are subject to a risk of forfeiture and other conditions during the period from the Grant Date to the vesting date (the "Restricted Period"; an elective deferral will not extend this risk of forfeiture). RSUs will vest at the times and to the extent specified under
Section 6(b) of the Plan (the June 1 following the Grant Date being the stated vesting date, with earlier vesting in specified cases).

         By accepting this grant of RSUs, Participant agrees to the terms of this Agreement and agrees to be bound by all the terms and provisions of the Agreement and the Plan (as presently in effect or hereafter amended), and by all decisions and determinations of the Board or the Administrator of the Plan. Participant acknowledges and agrees that, until the end of the applicable Restricted Period, RSUs will be forfeitable and nontransferable as provided in
Section 13(a) of the Plan, and that sales of shares after settlement will be subject to any Company's policies regulating trading by directors and affiliates as may then be in effect.


                                   CHARMING SHOPPES, INC.



                                   By: ________________________



                                   PARTICIPANT



                                   By:_________________________
                                            [Name]

________________________________________________________________________________

                 THE DATE OF AWARD OF THIS RSU IS: _____, 200__
                              AWARD NUMBER: D-_____




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                               Term and Conditions

                                     of RSUs


1. Incorporation of Plan by Reference.

         The RSUs have been granted to Participant under the Plan, a copy of which has been previously provided to Participant (a copy is available upon request to the Company's Secretary). All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

2. Participant's Account.

         RSUs are bookkeeping units, and do not constitute ownership of Shares or any other equity security. The Company shall maintain an Account for Participant reflecting the number of RSUs then credited to Participant hereunder as a result of this grant of RSUs and any crediting of additional RSUs to Participant pursuant to payments equivalent to dividends paid on Shares under Sections 6(c) and 9(a) of the Plan ("Dividend Equivalents").

3.  Risk of Forfeiture; Non-Transferability; Insider Trading Policy

         (a) Risk of Forfeiture. The risk of forfeiture of the RSUs is specified in Section 6(b)(ii) of the Plan.

         (b) Nontransferability. The RSUs are non-transferable and subject to the other terms specified in Section 13(a) of the Plan.

         (c) Insider Trading Policy. After settlement of RSUs and delivery of Shares under Section 4, Participant will be subject to restrictions on selling such Shares or otherwise disposing of them under the Company's policies regulating trading by directors and affiliates, as such policies may then be in effect. Such policies may restrict the times at which such Shares may be sold or otherwise restrict such sales.

4. Settlement.

         (a) Generally. RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents under Sections 6(c) and 9(a) of the Plan, shall be settled by delivery of shares in accordance with the Plan. Settlement of each RSU granted hereunder shall occur upon the vesting of such RSU under Section 6(b) of the Plan, except that settlement shall be deferred in accordance with
Section 6(e) of the Plan if Participant has filed a valid Election Form electing to defer settlement of the RSUs, such election to be filed not later than the last business day of the month following the Grant Date (but prior to the actual vesting date in all cases). Any elective deferral shall be subject to Section 409A of the Internal Revenue Code, and the terms of the RSUs and deferral shall conform to the requirements thereunder in all respects. If an election to defer does not meet the requirements of Section 409A, it shall be ineffective hereunder and shall be disregarded.

         (b) Delivery of Shares. The Company may make delivery of Shares by either delivering one or more certificates representing such Shares to the Participant, registered in the name of the Participant (and any joint name, if so directed by the Participant), or by depositing such Shares into an account maintained for the Participant (or of which the Participant is a joint owner, with the consent of the Participant) established in connection with the Company's Employee Stock Purchase Plan or another Plan or arrangement providing for investment in Common Stock and under which the Participant's rights are similar in nature to those under a stock brokerage account. If the Company determines to settle RSUs by making a deposit of Shares into such an account, the Company may settle any fractional share of RSUs by means of such deposit. In other circumstances or if so determined by the Company, the Company shall instead pay cash in lieu of fractional shares, on such basis as the Administrator may determine. In no event will the Company in fact issue fractional shares.

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         (c) Effect of Settlement. Upon settlement of the RSUs, all obligations of the Company in respect of such RSUs shall be terminated.

5.  Miscellaneous.

         This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement (including the Plan and any Election Form) constitutes the entire agreement between the parties with respect to the RSUs granted hereby, and supersedes any prior agreements or documents with respect to such RSUs. No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially and adversely affect the rights of Participant with respect to the RSUs shall be binding upon the party so affected unless such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the party so affected.




























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